Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2022 results
Record Quarterly Revenues of $95M
Record ARR of $90M
(Minneapolis, MN, May 4, 2022) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its second fiscal quarter ended March 31, 2022.

Second Fiscal Quarter 2022 Results Compared to Second Fiscal Quarter 2021 Results1

•Revenue was $95 million, an increase of 23%.

•Gross margin was 54.9% versus 52.3%. Gross margin excluding amortization was 56.3% compared to 53.8%.

•Net income per diluted share decreased to $0.08 from $0.09.

•Adjusted EPS increased to $0.41 per diluted share, an increase of 52%.

•Adjusted EBITDA increased to $19.5 million, an increase of 67%.

•Annualized Recurring Revenue, or ARR, was $90 million, an increase of 165%.

1 Second Fiscal Quarter 2022 results include the results of Ventus, which was acquired during our first fiscal quarter of 2022.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“The Digi team continues to perform exceptionally well, overcoming much of the ongoing supply chain challenges,” said Ron Konezny, President and Chief Executive Officer. “Demand is robust and accelerating, with record bookings driving record backlog. Given this momentum, coupled with our strategic investments, we have growing confidence in delivering $100 million in annualized recurring revenue, $100 million in quarterly revenue, and $100 million in annual adjusted EBITDA within our strategic planning horizon.”
Segment Results
IoT Product & Services
The segment's second fiscal quarter 2022 revenues of $71.4 million increased 9% from the same period in the prior fiscal year. This increase is attributable primarily to revenue growth from console server products. ARR as of the end of the second fiscal quarter was nearly $14 million. Gross profit margin increased 139 basis points to 53.9% of revenues for the second fiscal quarter of 2022, due to product and customer mix, overcoming supply chain and inflationary challenges.
IoT Solutions
The segment's second fiscal quarter 2022 revenues of $23.3 million increased 100% from the same period in the prior fiscal year. This increase from the prior year fiscal quarter was driven by increased revenue from our November 2021 acquisition of Ventus. ARR as of the end of the second fiscal quarter was $76 million. Sites that Digi serves grew to 280,000 sites as of March 31, 2022 and includes endpoints associated with Ventus, which we acquired in our first fiscal quarter. This compares to nearly 77,000 sites as of March 31, 2021. Gross profit margin increased 650 basis points to 57.9%, due to growth of subscription revenue in the second quarter of fiscal year 2022. This also demonstrates the value of our high margin recurring revenue business model.

Digi International Reports Second Fiscal Quarter 2022 Results
Fiscal 2022 Guidance
With consideration to the supply chain and the other challenging macro conditions, we are providing the following guidance for our third fiscal quarter of 2022:
Revenues are estimated to be $94 million to $98 million, or 19% to 24% growth year over year. We provide earnings guidance on a non-GAAP basis as it is difficult to predict with reasonable certainty various items including but not limited to the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these or other items could have a significant impact on U.S. GAAP results. Adjusted EBITDA is estimated to be $18.0 million to $19.5 million. Using a fully diluted share count of 36.2 million shares, we expect Adjusted EPS to be $0.37 to $0.40 per diluted share.
For the fiscal year, we previously indicated we expect revenues will grow between 16.5% and 23%. We expect our Adjusted EBITDA to grow at a faster rate of between 35% to 55%. While not providing specific annual guidance, we expect to be over the mid-point on both of those ranges. We expect to see the gains made in our Gross Margins to hold through fiscal 2022, and our ARR to be greater than $90 million at the end of fiscal 2022.
Second Fiscal Quarter 2022 Conference Call Details
As announced on April 7, 2022, Digi will discuss its second fiscal quarter 2022 results on a conference call on Wednesday, May 4, 2022 after market close at 5:00 p.m. ET (4:00 p.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/b9qe98f8.
Participants may also register via teleconference at: http://www.directeventreg.com/registration/event/9579875. Once registration is completed, participants will be provided a dial-in number with a personalized conference code to access the call. Please dial in 15 minutes prior to the start time.
A replay will be available for one year, within approximately two hours after the completion of the call. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release, as well as a supplemental investor presentation relating to our second fiscal quarter results can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com, or call 877–912–3444 (U.S.) or 952–912–3444 (International).
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "plan," "potential," "project," "should," or "continue," or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to the ongoing COVID-19 pandemic and efforts to mitigate the same, risks related to global economic downturn that commenced during the COVID-19 pandemic and the ability of companies like us to operate a global business in such conditions, risks arising from the present war in Ukraine, the impacts of the present global supply chain and transportation difficulties affecting business globally, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays

Digi International Reports Second Fiscal Quarter 2022 Results
in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions such as our recently completed acquisition of Ventus, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, the ability to achieve the anticipated benefits and synergies associated with acquisitions or divestitures and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2021 and other filings, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Second Fiscal Quarter 2022 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com
For more information, visit Digi's website at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2022 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2022	2021	2022	2021
Revenue	$94,713	$77,301	$178,970	$150,447
Cost of sales	42,729	36,844	79,105	68,971
Gross profit	51,984	40,457	99,865	81,476
Operating expenses:
Sales and marketing	17,776	15,437	33,095	30,361
Research and development	13,819	11,355	27,231	22,448
General and administrative	12,825	10,134	28,067	24,549
Restructuring charge	—	161	109	894
Operating expenses	44,420	37,087	88,502	78,252
Operating income	7,564	3,370	11,363	3,224
Other expense, net	(4,324)	(168)	(9,324)	(762)
Income before income taxes	3,240	3,202	2,039	2,462
Income tax expense (benefit)	393	274	(1,995)	(159)
Net income	$2,847	$2,928	$4,034	$2,621

Net income per common share:
Basic	$0.08	$0.09	$0.12	$0.09
Diluted	$0.08	$0.09	$0.11	$0.08
Weighted average common shares:
Basic	35,015	30,900	34,785	30,129
Diluted	35,608	32,223	35,710	31,436

Digi International Reports Second Fiscal Quarter 2022 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2022	September 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$41,386	$152,432
Accounts receivable, net	56,686	43,738
Inventories	51,672	43,921
Income taxes receivable	10,738	2,698
Other current assets	7,358	3,869
Total current assets	167,840	246,658
Non-current assets	701,690	372,873
Total assets	$869,530	$619,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,523	$—
Accounts payable	22,769	22,586
Other current liabilities	51,685	36,355
Total current liabilities	89,977	58,941
Non-current liabilities	299,049	88,073
Total liabilities	389,026	147,014
Total stockholders’ equity	480,504	472,517
Total liabilities and stockholders’ equity	$869,530	$619,531

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2022	2021
Net cash (used in) provided by operating activities	$(4,004)	$21,297
Net cash used in investing activities	(349,186)	(8,382)
Net cash provided by financing activities	242,810	59,997
Effect of exchange rate changes on cash and cash equivalents	(666)	148
Net (decrease) increase in cash and cash equivalents	(111,046)	73,060
Cash and cash equivalents, beginning of period	152,432	54,129
Cash and cash equivalents, end of period	$41,386	$127,189

Digi International Reports Second Fiscal Quarter 2022 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended March 31,				Six months ended March 31,
	2022		2021		2022		2021
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$94,713	100.0%	$77,301	100.0%	$178,970	100.0%	$150,447	100.0%

Net income	$2,847		$2,928		$4,034		$2,621
Interest expense, net	4,463		245		9,361		647
Income tax expense (benefit)	393		274		(1,995)		(159)
Depreciation and amortization	8,784		5,002		16,646		10,052
Stock-based compensation	2,242		2,477		4,259		4,222
Changes in fair value of contingent consideration	—		—		—		5,772
Restructuring charge	—		161		109		894
Acquisition expense	796		609		4,081		624
Adjusted EBITDA(1)	$19,525	20.6%	$11,696	15.1%	$36,495	20.4%	$24,673	16.4%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2022		2021		2022		2021
Net income and net income per diluted share	$2,847	$0.08	$2,928	$0.09	$4,034	$0.11	$2,621	$0.08
Amortization	7,045	0.20	3,927	0.12	13,354	0.37	7,888	0.25
Stock-based compensation	2,242	0.06	2,477	0.08	4,259	0.12	4,222	0.13
Other non-operating income	(139)	—	(77)	—	(37)	—	115	—
Acquisition expense	796	0.02	609	0.02	4,081	0.11	624	0.02
Changes in fair value of contingent consideration	—	—	—	—	—	—	5,772	0.18
Restructuring charge	—	—	161	—	109	—	894	0.03
Interest expense, net	4,463	0.13	248	0.01	9,361	0.26	650	0.02
Tax effect from the above adjustments (1)	(2,760)	(0.08)	(1,113)	(0.03)	(5,766)	(0.16)	(3,468)	(0.11)
Discrete tax benefits (2)	(15)	—	(512)	(0.02)	(2,190)	(0.05)	(764)	(0.02)
Adjusted net income and adjusted net income per diluted share (3)	$14,479	$0.41	$8,648	$0.27	$27,205	$0.76	$18,554	$0.59
Diluted weighted average common shares		35,608		32,223		35,710		31,436
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2022 and 2021 based on adjusted net income.
(2)For the three and six months ended March 31, 2022 and 2021 discrete tax benefits primarily are a result of excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.